CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 26, 2011 on the financial statements of PSI Market Neutral Fund, PSI Strategic Growth Fund, PSI Tactical Growth Fund, and PSI Total Return Fund, each a series of the Northern Lights Fund Trust, as of June 30, 2011 and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Northern Lights Fund Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

October 27, 2011